PORTFOLIO ALLOCATION MANAGEMENT AGREEMENT

THE DREYFUS CORPORATION
200 Park Avenue
New York, New York  10166

March 20, 2014

EACM Advisors LLC
200 Connecticut Avenue
Sixth Floor
Norwalk, Connecticut 06854-1940
Ladies and Gentlemen:

Dreyfus BNY Mellon Funds, Inc. (the "Company") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Company's Board.  The Company employs The Dreyfus Corporation (the "Adviser") to act as the Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you, and has authorized the Adviser to engage one or more sub-investment advisers to provide day-to-day management of the Fund's investments.  The Adviser is authorized to and desires to retain you, and you hereby agree to accept such retention, to act as the Fund's portfolio allocation manager.

In connection with your serving as portfolio allocation manager of the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Company's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Company's Board, you will provide investment management evaluation services for each Fund.  In connection therewith, you will (i) perform initial due diligence on prospective sub-investment advisers to a Fund, (ii) recommend sub-investment advisers for the Fund and the portion of the Fund's assets to be managed by each sub-investment adviser, (iii) monitor and evaluate the performance of any sub-investment adviser selected to manage the Fund's assets, and (iv) advise and recommend to the Adviser and the Company's Board whether a sub-investment adviser to the Fund should be terminated.  The allocation of the assets of a Fund among the sub-investment advisers selected to manage such Fund's assets will be determined by you, subject to the review of the Adviser and the Company's Board, in the best interests of the Fund and its shareholders.  The Adviser shall furnish you with copies of each Fund's Prospectuses, Statements of Additional Information and shareholder reports.

You will furnish to the Adviser or the Company such information regarding the results of your initial due diligence on prospective sub-investment advisers and your monitoring and evaluation of the performance of the sub-investment advisers selected to manage a Fund's assets as the Adviser or the Company may reasonably request.  You will furnish the Company's Board and the Adviser with written reports regarding the results of your evaluation and monitoring of sub-investment advisers, as well as such other periodic and special reports as the Company's Board or the Adviser reasonably may request.  The Company and the Adviser wish to be informed of important developments materially affecting any sub-investment adviser selected to manage a Fund's assets and shall expect you, on your own initiative, to furnish to the Company or the Adviser from time to time such information as you may believe appropriate for this purpose.

You shall cooperate with the Adviser for purposes of filing any required reports, and responding to regulatory requests, with the Securities and Exchange Commission or such other regulator having appropriate jurisdiction.  You will work in good faith with the Adviser and the Company's service providers to ensure the orderly daily operation of each Fund (including, without limitation, assisting with preparation of regulatory filings and responding to regulatory requests).  Upon request, you will provide reasonable assistance to the Company in connection with a Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act of 1940, as amended.  Such assistance shall include, but not be limited to, facilitating and cooperating with the Company's Chief Compliance Officer to evaluate the effectiveness of the compliance controls of the sub-investment advisers selected to manage a Fund's assets.

You shall maintain books and records with respect to your services hereunder in accordance with good practice, and applicable federal and state securities laws.  You hereby agree to provide to the Company or the Adviser such information and access to appropriate records as may be reasonably required to verify your compliance with the provisions of this Agreement.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives from the Fund and only to the extent thereof, a fee at the annual rate set forth on Schedule 1 hereto.  The fee for the period from the date of the commencement of the public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.  Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information.  For the purpose of determining fees payable to you, the value of a Fund's net assets shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.

You will bear all expenses in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser or a sub-investment adviser to the Fund) will be borne by the Fund, except to the extent specifically assumed by you.  The expenses to be borne by the Fund include, without limitation, the following:  organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not the Adviser's or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Company's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Company to you under the Management Agreement.  The Adviser also understands that you now act, and that from time to time hereafter you may act, as portfolio allocation manager to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting.  In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.  Any person, even though also your officer, director, manager, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services to or acting solely for the Company and not as your officer, director, manager, partner, employee, or agent or one under your control or direction even though paid by you.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Company, a Fund, the Fund's security holders, or the Adviser in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Company, a Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or by reason of your reckless disregard of your obligations and duties under this Agreement.  The Company is expressly made a third party beneficiary of this Agreement with rights as respect to each Fund to the same extent as if it had been a party hereto.

As to each Fund, this Agreement shall continue until the "Reapproval Date" set forth opposite such Fund's name on Schedule 1 hereto, and thereafter shall continue automatically for successive annual periods ending on the "Reapproval Day" of each year set forth opposite such Fund's name on Schedule 1 hereto, provided such continuance is specifically approved at least annually by (i) the Company's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of such Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Company's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  As to each Fund, this Agreement is terminable without penalty (i) by the Adviser on not more than 60 days' notice to you, (ii) by the Company's Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to you, or (iii) by you on not less than 90 days' notice to the Company and the Adviser.  This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in said Act).  In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THE DREYFUS CORPORATION

By: ____________________________ Name: Bradley J. Skapyak Title: President
Accepted:

EACM ADVISORS LLC

By: ____________________________ Name: Tracey D. Hayes Title: Executive Vice President